Exhibit 4.64

Agreement on Purchase of Stock Tower-related Assets by Issuance of

Shares and Payment of Cash

Entered into by and between

China Mobile Communications Corporation and Its 31 Subsidiaries

China United Network Communications Corporation Limited and 1 of

Its Subsidiaries

China Telecom Corporation Limited

China Reform Holdings Corporation Limited

China Tower Corporation Limited

October 2015

Contents

1.	Target Assets	4

2.	Transaction Consideration and Purchase Price of Subscription Shares	4

3.	Prerequisites for Delivery	6

4.	Delivery and Handover	7

5.	Pre-delivery Commitments	9

6.	Transitional Arrangements	9

7.	Joint Work Organization	9

8.	Representations and Warranties of The Sellers	9

9.	Representations and Warranties of China Reform Corporation	10

10.	Representations and Warranties of The Buyer	11

11.	Liability for Breach	11

12.	Third-party Claims	12

13.	Announcement	13

14.	Confidentiality	13

15.	Non-transferable	15

16.	Further Warranty	15

17.	Taxation and Expenses	15

18.	Notice	15

19.	Conflicts with Other Agreements	16

20.	Exemption, Rights and Remedies	16

21.	Text	16

22.	Entry into Force and Amendment	16

23.	Invalidity	17

24.	Governing Law and Arbitration	17

25.	Miscellaneous	18

Annex 1: Signatories		20

Annex 2: Definitions and Interpretation		24

Annex 3: Target Assets		31

Annex 4: Breakdown of Appraised Value of Sellers’ Target Assets		35

Annex 5: Template for Shares Subscription Agreement Shares Subscription Agreement		37

Annex 6: Bank Accounts and Contact Info of The Parties		39

Annex 7: Handover Plan		41

Annex 8: Sellers’ Representations and Warranties		57

This Agreement is made and entered into by and between the following parties hereto on October 14, 2015 in Beijing, the People’s Republic of China (“China”).

Sellers:

Seller A: China Mobile Communications Corporation and its 31 subsidiaries

Seller B: China United Network Communications Corporation Limited and 1 of its subsidiaries

Seller C: China Telecom Corporation Limited

China Reform Corporation: China Reform Holdings Corporation Limited

Buyer/Issuer: China Tower Corporation Limited

Please refer to Annex 1 for the specifics of contracting parties.

The terms used in this Agreement shall be defined and explained in accordance with Annex 2.

Whereas:

(A)	As of the signing date of this Agreement, China Tower has a registered capital of RMB 10 billion yuan, and its business scope includes construction, maintenance and operation of towers; construction, maintenance and operation of base station plant rooms, power supply and air conditioning facilities; maintenance of base station devices. The shareholders of China Tower are China Telecom Corporation Limited, China United Network Communications Corporation Limited and China Mobile Communications Corporation, which hold 29.9%, 30.1% and 40% of the shares, respectively.

(B)	To build a resource-saving and environment-friendly society, reduce redundant construction of telecom infrastructure and achieve intensive, large-scale, professional and efficient operations and sharing of tower resources, the sellers intend to sell their stock towers-related assets to China Tower. And China Tower agrees to purchase and receive the aforementioned stock towers-related assets (“Asset Transfer”) in accordance with the terms and conditions of this Agreement, and issues shares to China Reform Corporation to raise funds for paying part of the consideration of purchasing stock towers-related assets. China Reform Corporation agrees to pay to subscribe for the shares issued by China Tower in accordance with the terms and conditions of this Agreement (“Investment Attraction”, “Investment Attraction” and “Asset Transfer” collectively referred to “the Transaction”).

In this Agreement, the “parties” refer to the sellers, China Reform Corporation and the buyers; the “sellers and buyer” or the “parties” refer to the sellers and the buyer. The three parties hereto shall be Seller A, B and C; China Reform Corporation; and the Buyer.

In view of the above and for the purpose of this transaction, the parties hereto have reached the following agreement (this Agreement) through friendly consultations and on the basis of equality and mutual benefit:

1.	Target Assets

1.1 The sellers shall sell all of the assets listed in Annex 3 hereto (“Target Assets”) to the buyer in accordance with the terms and conditions of this Agreement;

1.2 The buyer and the sellers will determine the final list of target assets by way of stock-taking.

2.	Transaction Consideration and Purchase Price of Subscription Shares

2.1 According to the Appraisal Report, the appraised values of target assets of asset transfer under this Agreement amounts to RMB 213.8928009 billion yuan. The details of appraised values of target assets of each seller are contained in Annex 4 hereto.

2.2 The transaction consideration of the buyer and the sellers shall be ultimately determined in the following manner:

Transaction Consideration = Appraised Value - Depreciation and Amortization of Appraised Assets from Reference Date to Delivery Date - Value of Reduced Assets + Value of Newly-added Assets

Wherein:

(1) the amount of depreciation and amortization shall be calculated by the remaining useful life and appraised value of assets identified in the appraisal report;

(2) the reduced asset value includes inventory losses, obsolescence, the appraised assets that are confirmed as non-deliverable by the buyer and the sellers, the recovered receivables, the appraised value corresponding to the projects under construction that have been transferred fixed assets;

(3) the added asset value includes the book value of added target assets and the appraised value corresponding to the repaid liabilities. The added target assets refer to the stock towers-related assets that are actually owned by the sellers and have not been listed into the scope of appraised assets as of the delivery date, which are within the defined scope of target assets in Annex 3 hereto, including fixed assets, projects under construction, Construction supplies, long-term deferred expenses, intangible assets and other assets related to towers that are added to the sellers from the day after the reference date to the delivery date, and the towers-related assets of inventory profit when the parties conduct on-site handover. The book value shall be subject to the book value of such assets as of the delivery date that is stated by the sellers in accordance with the customary accounting principles; and the book value of inventory profit assets that cannot be determined shall be determined in accordance with the book value of similar assets.

2.3 Payment of shares subscribed by China Reform Corporation

Payment of shares subscribed by China Reform Corporation = issue price of shares* number of shares subscribed by China Reform Corporation

2.4 The parties hereto agree to confirm the transaction consideration of the buyer and the sellers when signing the Delivery Confirmation in accordance with Article 4.4 hereof.

2.5 The buyer agrees to pay the transaction consideration to the sellers with directed issue of shares (“Share Consideration”) plus cash (“Cash Consideration”), and attract investment through directed issue of shares to China Reform Corporation, of which:

(1) the issue price of shares is RMB 1 yuan/share; the number of shares shall be calculated by taking the stock towers-related assets of Seller C, China Telecom Corporation Limited and its subsidiaries as the benchmark; the number of finally-issued shares shall be calculated in accordance with the following principles of this article; and the total number of newly-added shares issued by the buyer accordingly shall not exceed 135.02863 billion, of which:

(i) the number of shares issued by the buyer to Seller A (including Seller A1 to A10) shall not exceed 51.11088 billion, and Seller A shall subscribe for the shares with part of the target assets owned by it. Base on the value of target assets delivered by Seller A1 to A10, the amounts of shares subscribed by Seller A1 to A10 shall be allocated by Seller A independently. If the adjustment of transaction consideration under Article 2 hereof results in any change to the injected assets, Seller A may reduce the number of entities subscribing for the shares according to the actual situation;

(ii) the number of shares issued by the buyer to Seller B1 shall not exceed 37.74305 billion, and Seller B1 shall subscribe for the shares with part of the target assets owned by it;

(iii) the number of shares issued by the buyer to Seller C shall not exceed 37.47299 billion, and Seller C shall subscribe for the shares with all of the target assets owned by it and RMB cash; and the cost for the shares subscribed with RMB cash shall equal to the transaction consideration of stock towers-related assets sold by China Telecom Corporation Limited and its subsidiaries to the buyer;

(iv) the number of shares issued by the buyer to China Reform Corporation shall not exceed 8.70172 billion, and China Reform Corporation shall subscribe for the shares with RMB cash;

(v) after the issue of shares is completed, the final proportions of shares held by Seller A (including Seller A1 to A10), Seller B1, Seller C and China Reform Corporation shall be 38%, 28.1%, 27.9% and 6%, respectively;

(2) the cost of shares subscribed by Seller C and China Reform Corporation with RMB cash shall be paid within 30 days after determining the transaction consideration in accordance with Article 2.4 hereof;

(3) the difference between the shares consideration and the transaction consideration paid by Seller A and B to the buyer shall be paid by the buyer with cash consideration, where:

(i) the buyer shall pay the first batch of cash consideration of RMB 5 billion yuan to Seller A within 30 days after China Reform Corporation pays the cost of subscribed shares to the buyer;

(ii) the buyer shall pay the first batch of cash consideration of RMB 3 billion yuan to Seller B within 30 days after China Reform Corporation pays the cost of subscribed shares to the buyer;

(iii) the remaining portion of cash consideration shall be paid before December 31, 2015. the interests of unpaid cash consideration shall be calculated from the day after the Delivery Date, and the rate shall be 90% of the one-year benchmark lending rate for financial institutions released by the People’s Bank of China on the Delivery Date. The buyer shall pay interests to the sellers on June 30 and December 31 each year. The sellers agree that the buyer may pay the cash consideration in advance within the aforementioned period;

2.6 The parties agree to complete the issue and subscription of shares within 30 days after the sellers and the buyer determine all of the transaction consideration in accordance with Article 2.4 hereof. The day when the parties sign the Share Subscription Agreement (such as Annex 5 hereto) is the completion date of issue of shares. The buyer shall complete the change of share register, the amendments to the Articles of Association and the change of business registration, and obtain the Corporate Business License after the increase of registered capital.

2.7 Unless otherwise notified in writing, one party shall pay the cash involved in this transaction (if any) to the bank account designated by the other party. The information of bank accounts designated by the parties is listed in Annex 6 hereto.

2.8 After the completion of this transaction, China Reform Corporation is entitled to nominate one director.

3.	Prerequisites for Delivery

3.1 As the premise for the delivery, the following prerequisites shall be satisfied or waivered:

(1) the representations and warranties made by the sellers on the signing date of this Agreement remain true, accurate and complete in all material respects, without misleading, false representations or omissions in all significant respects;

(2) the sellers have approved this transaction in accordance with their internal organizational documents; as for Seller B, such approvals include the approvals of shareholders of China Unicom (Hong Kong) Limited and China United Network Communications Limited;

(3) China Reform Corporation has approved this transaction in accordance with its internal organizational documents;

(4) the buyer has approved this transaction in accordance with its internal organizational documents;

(5) this transaction has obtained approval, licensing and registration of all application Chinese government departments, including but not limited to the approval of the Ministry of Commerce; the filing procedure of appraisal report has been fulfilled in accordance with national laws and regulations;

As for the prerequisites for delivery, those listed in Article 3.1(2) and (2) are the prerequisites for the sellers; those listed in Article 3.1(3) are the prerequisites for China Reform Corporation; those listed in Article 3.1(4) are the prerequisites for the buyer; and those listed in Article 3.1(5) are the common prerequisites.

3.2 The parties agree that before the delivery date and to the practicable extent, they shall meet all the prerequisites set out in Article 3.1 hereof as soon as possible.

3.3 In case that all of the above prerequisites have not been met or waivered prior to the delivery date, the parties shall have consultation to determine the deadlines for such prerequisites in writing, or termination matters of this Agreement (except for the provisions remaining in force). In that case, any party (or its affiliates) shall not make a claim of any nature to the other party (or its affiliates) in accordance with this Agreement, unless such claim involves rights or liabilities generated before the termination or under the provisions remaining in force.

4.	Delivery and Handover

4.1 The parties hereby confirm that, unless otherwise agreed by the parties, the ownership and risks of the target assets shall be transferred on October 31, 2015 (the “Delivery Date”).

4.2 The buyer and the sellers agree to cooperate with each other to complete the preparations of the handover of all target assets. Unless otherwise agreed, the target assets shall be officially delivered on the Delivery Date.

4.3 The ownership of target assets and related responsibilities

(1) From the day after the Delivery Date, the buyer shall be deemed to be the legal owner of the target assets. Unless otherwise agreed, before the Delivery Date (including the day), the rights and interests related to the target assets shall belong to the sellers, and the obligations and responsibilities related to the target assets shall also be assumed by the sellers; after the Delivery Date, the rights and interests related to the target assets shall belong to the buyer, and the obligations and responsibilities related to the target assets shall also be assumed by the buyer;

(2) As for a single site, from the completion of on-site handover, the maintenance of towers-related assets shall be undertaken by the buyer, and the parties shall sign the On-site Handover Form of Physical Stock Towers after completing on-site handover site by site to confirm the handover of assets and maintenance work. The signing date of On-site Handover Form of Physical Stock Towers shall be the Handover Date.

(3) From the day after the Delivery Date, the sellers shall be entitled to continue to use towers-related assets. After the buyer and the sellers determine the price of service fees of towers-related assets, the sellers shall pay the service fees of towers-related assets from the day after the Delivery Date. Unless otherwise agreed by the parties, the maintenance costs of towers-related assets generated before the Delivery Date (including the day) shall be borne by the sellers, and those generated after the Delivery Date shall be borne by the buyer.

4.4 The buyer and the sellers shall conduct the handover of target assets in accordance with the provisions of Annex 7. Both of them agree that:

(1) The buyer and the sellers shall complete the handover within 30 days after the Delivery Date (or other period agreed by the parties), and sign the Delivery Confirmation at the level of headquarters. The material, core handover matters shall be completed before the signing of Delivery Confirmation (see Article 5.1.3(5) of Annex 7 hereto), and the subsequent handover matters shall be arranged.

(2) In case of failure to complete all handover matters before the expire of the aforementioned period, the buyer and the sellers agree to continue to complete the handover in accordance with Annex 7, or handle such issue according to the arrangements made by both parties in the Delivery Confirmation.

(3) If the buyer and the sellers fail to complete the handover of some sites within 2 months from the Delivery Date, they shall solve this issue through consultation at the level of headquarters.

4.5 Special Agreement

(1) The buyer and the sellers shall jointly handle the transfer procedures for relevant house ownership and land use right certificates. For the land and housing assets that are within the scope of target assets; whose defects are disclosed by the sellers in the transaction documents; and the relevant ownership certificates of which cannot obtained by the sellers, the parties agree to complete the handover on the as-is basis. The sellers shall provide the buyer with necessary assistance in applying for relevant ownership certificates, and the associated costs shall be borne by the buyer.

(2) The sellers shall acknowledge that the original copies of asset and business information related to the target assets that are transferred to the buyer are true, accurate and complete, or the copies are consistent with the originals in terms of content and form. If the information is not complete due to objective reasons, the parties hereto shall solve such issue through friendly consultation.

(3) Except for Article 10 of Annex 7 hereto or otherwise agreed by the parties, the names of the sellers’ contracts with external parties that are related to the target assets shall be transferred to the buyer (“contracts that shall be transferred”). As for such contracts, their rights and obligations shall be divided as follows: the original sellers’ rights and obligations before the Delivery Date shall be enjoyed and assumed by the sellers; the original sellers’ rights and obligations after the Delivery Date under such contracts shall be enjoyed and assumed by the buyer. The contracts that have been officially transferred to the buyer by the sellers without agreement of other signatories before the Delivery Date shall be deemed as “contracts that have not been transferred”, which shall be temporarily owned by the sellers on behalf of the buyer. Unless otherwise provided in this Agreement, the rights, obligations, profits or losses owned by the sellers since the Delivery Date under the “contracts that have not been transferred” shall belong to the buyer. Where the sellers suffer losses and bear additional expenses for holding contracts on behalf of the buyer, the buyer shall make compensation to the sellers, except for those caused by the sellers.

(4) For the sites which the sellers are not able to control and whose inaccessibility is confirmed by both the buyer and the sellers, the parties hereto agree to the following approaches:

i. the sites in operation shall be delivered, and the buyer shall undertake the maintenance of such sites to the extent practicable, and make every effort to maintain the owners of such sites;

ii. both parties acknowledge that the sites that are not in operation shall not be delivered.

4.6 The buyer and the sellers agree to conduct and complete the handover in good faith in accordance with the handover program in Annex 7. If the handover cannot be conducted properly due to any party’s willful conducts or negligence, or related businesses cannot be properly operated, such party shall bear the corresponding liability.

5.	Pre-delivery Commitments

5.1 The sellers undertake to:

(1) provide the buyer with all the necessary conditions to check the target assets, allow the buyer’s representatives to enter the premises where the target assets are managed and used after sending reasonable notices, and provide the buyer with necessary information and assistance;

(2) promptly inform the buyer of any matter that may result in material adverse changes to the target assets or significant changes such as sites demolition and relocation to the best of its knowledge, and consult with the buyer.

5.2 Except the normal accrual depreciation and amortization, loss, scrap of target assets, the recovery of accounts receivable, debt settlement and construction work in progress being transferred to fixed assets, without the written consent of the buyer, the sellers shall not dispose of any target asset.

5.3 Unless otherwise agreed by the parties, the sellers undertake that after the Delivery Date, the above commitments shall continue to be applicable to the target assets that have not been transferred to the buyer.

6.	Transitional Arrangements

6.1 The buyer and the sellers agree to complete and perform the relevant transitional arrangements in accordance with Annex 7 hereto.

7.	Joint Work Organization

7.1 The buyer and the sellers agree to establish a joint work organization to ensure the smooth operation and transition of target assets.

8.	Representations and Warranties of The Sellers

8.1 As of the Signing Date and Delivery Date of this Agreement, except for the matters disclosed in the transaction documents or unless otherwise agreed by the parties, any seller individually rather than jointly makes the following representations and warranties to the buyer:

(1) its signing and performance of this Agreement:

i. will not result in violation of the provisions of its internal organizational documents and other related documents, or any laws, rules or regulations applicable to the company;

ii. will not result in violation of any important agreement, contract or license to which it is a party, or any order, judgement or decree issued by courts, government departments or regulatory bodies;

iii. perform the procedures required by applicable laws and/or binding agreements and documents before the Delivery Date, except for those will not have significant adverse impact on the buyer’s operation of target assets;

(2) all representations and warranties set forth in Annex 8;

(3) from January 1, 2015, in principle, the sellers and their subsidiaries shall not towers and other infrastructure facilities, as well as indoor distribution systems in key public transport sites and large-scale venues such as subway, railways, highways, airports, railway stations; commercial and residential buildings jointly used by multiple owners; and offices of party and government organs;

(4) the sellers shall complete the handover as soon as possible in accordance with the terms and conditions of this Agreement;

(5) if there is evidence showing that the sellers have made false statements, omissions and misleading statements, causing losses to the buyer, the sellers shall compensate the buyer for its direct actual losses.

8.2 In view of that after the issue of shares is completed, the buyer’s shares will be held by multiple entities of Seller A (Seller A1 to A10), and to facilitate the unified management, Seller A undertakes that the shareholder rights and obligations corresponding to the buyer’s shares held by the aforementioned entities in accordance with this Agreement shall be exercised and performed by Seller A1. Seller A shall use its commercially reasonable efforts to transfer the buyer’s shares held by the subsidiaries of Seller A1 to Seller A1 within 30 days after the issue of shares is completed or before December 31, 2015.

9.	Representations and Warranties of China Reform Corporation

9.1 As of the Signing Date and Delivery Date of this Agreement, China Reform Corporation makes the following representations and warranties:

(1) as a company duly organized and validly existing under the laws of China, China Reform Corporation has the full right to sign this Agreement and fulfill the rights and obligations hereunder;

(2) its signing and performance of this Agreement:

i. will not result in violation of the provisions of its internal organizational documents and other related documents, or any laws, rules or regulations applicable to the company; or

ii. has performed/will perform the procedures required by applicable laws and/or binding agreements and documents, and will not result in violation of any important agreement, contract or license to which it is a party, or any order, judgement or decree issued by courts, government departments or regulatory bodies;

(3) China Reform Corporation shall pay for the subscribed shares in accordance with the terms and conditions of this Agreement.

10.	Representations and Warranties of The Buyer

10.1 As of the Signing Date and Delivery Date of this Agreement, the buyer makes the following representations and warranties:

(1) as a company duly organized and validly existing under the laws of China, the buyer has the full right to sign this Agreement and fulfill the rights and obligations hereunder;

(2) its signing and performance of this Agreement:

i. will not result in violation of the provisions of its internal organizational documents and other related documents, or any laws, rules or regulations applicable to the company; or

ii. has performed/will perform the procedures required by applicable laws and/or binding agreements and documents, and will not result in violation of any important agreement, contract or license to which it is a party, or any order, judgement or decree issued by courts, government departments or regulatory bodies;

(3) the buyer shall pay the transaction consideration to complete the handover as soon as possible in accordance with the terms and conditions of this Agreement.

10.1 The buyer guarantees and undertakes to, subject to relevant laws, regulations and regulatory rules, observe and implement the matters that it explicitly stated to China Communications Services Corporation Limited when it was established.

10.2 The buyer guarantees and undertakes that, as for the plant rooms that are provided by the sellers but not included into the scope of target assets, it shall comply with the sellers’ relevant management rules, and compensate the sellers for any damage arising from its usage.

11.	Liability for Breach

11.1 Any party’s untrue, inaccurate or incomplete representations and/or warranties in all material respects in this Agreement, false representations, omissions or misleading representations in all material respects, breach of any of its commitments made hereunder or any provisions hereof that result in failure to complete the delivery, payment of transaction consideration and cost of subscribed shares shall constitute breach of contract.

11.2 Unless otherwise agreed upon by the parties, the breaching party shall compensate the observant party for its direct, actual losses (i.e. excluding any actual or anticipated consequential or incidental damages). For avoidance of doubt, as for Asset Transfer, the terms of “breaching party” and “observant party” shall apply only to the buyer and the sellers; as for Investment Attraction, such terms shall apply only to China Reform Corporation and the buyer.

11.3 Where the buyer fails to pay the transaction consideration or its interests in accordance with Article 2.5 hereof, for each overdue day from the first day after the payment date set forth in the sellers’ written notice, the buyer shall pay the overdue fines to the sellers in accordance with the six-month loan rate of People’s Bank of China for the overdue balance.

11.4 If the sellers were informed of some circumstances after the signing date of this Agreement which may cause that any aspects of any representation, warranty and commitment that have significant relations with the financial or operating conditions of target assets to become untrue, inaccurate or misleading, the sellers shall do its utmost to inform the buyer in writing within a reasonable period.

11.5 The parties hereto shall solve any event of default under this Agreement through friendly consultations, which shall be handled by the headquarters of the parties.

11.6 The total amount of liability for breach and compensation for damage bore by the breaching party under this Agreement shall not exceed 30% of its transaction consideration agreed upon in Article 2 hereof, or 10% of the cost for the shares subscribed by China Reform Corporation (only applicable to the liability of breach between China Reform Corporation and the buyer), and the starting amount of its liability of compensation shall be RMB 1 million yuan. The observant party shall lodge a claim against the breaching party in writing within 90 days following the day of being informed of the breach; otherwise, the breaching party shall not bear the related liability for breach. From the expiration date of 24 months after the Delivery Date, any party shall no longer be liable for breach of representations and warranties under this Agreement, except for the claims lodged by the observant party to the breaching party. To avoid ambiguity, the payment obligations of the buyer shall not be exempted or restricted by provisions of this section.

12.	Third-party Claims

12.1 As for the disputes that occur on the Delivery Date or the handover and thereafter but arise from the activities and facts of target assets prior to the Delivery Date, if the buyer is aware of any claims, lawsuits or potential claims that are made by any third-party and shall be borne by the sellers in accordance with this Agreement (“Third-party Claims”), it shall notify the sellers.

12.2 As for the disputes arising from the activities and facts following the Delivery Date, if the sellers are aware of the third-party claims that shall be borne by the buyer in accordance with this Agreement, it shall notify the buyer.

12.3 Except as otherwise agreed in this Agreement:

(1) the party who is aware of the third-party claim shall inform the other party of such claim within 15 business days after receiving such claim, and enable the other party and its representatives to obtain reasonable information and convenience; the other party shall reply in writing within 15 business days after receiving such notice;

(2) without the prior written consent of the other party, any party shall admit its liability for third-party claims or enter into any agreement or make a settlement to make other arrangements that set obligations or responsibilities for the other party;

(3) on the premise of compensating for any actual costs incurred from such claims, it shall:

i. take actions reasonably requested by the other party to avoid, deny or challenge any third-party claim, or lodge an appeal, make a settlement or defense against such claim;

ii. within the scope permitted by applicable law, allow the other party (if it choose to do so) to take over all legal proceedings and/or negotiations arising from third-party claims; and

iii. provide the information and assistance reasonably requested by the other party (if needed) for preparing and conducting any proceedings and/or negotiations related to third-party claims.

12.4 The sellers shall indemnify and hold harmless the buyer against and from any actual or potential dispute, claim or legal proceeding involving the target assets exists or occurs before the Delivery Date (including the day), or occurs after the Delivery Date but incurred by the activities of target assets before the Delivery Date (including the day), which may result in any loss, liability, judgment and expense suffered or incurred by the buyer.

13.	Announcement

13.1 Without the prior consent of the other party (not to be unreasonably withheld or delay giving such consent), any party (and any of its respective affiliates) shall not publish any announcement or issue any circular on the presence of this Agreement (or any other transaction document) or its subject matters.

13.2 If it is required by laws or any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction (regardless of whether the request is legally binding) to issue notices, announcements or circulars, then the restriction of Article 13.1 shall not be applicable. In cases where such provisions are applicable, the party issuing an announcement or circular shall use its reasonable efforts to conduct prior consultation with the other party concerning the form, content and timing of such announcement or circular.

14.	Confidentiality

14.1 The information provided by the party having such information under this Agreement (the “Provider”) to the other party (the “Recipient”) in accordance with this Agreement, including but not limited to any information related to the target assets, or any information in connection with the terms of this Agreement and other transaction documents and relevant negotiations (hereinafter referred to as “Confidential Information”), shall only be used by the Recipient and its personnel for the purpose of this Agreement. Unless otherwise provided in this Agreement, as for any confidential information provided by the Provider, without the written consent of the Provider, the Recipient and its personnel having the right to know such information shall not directly or indirectly, by any means, provide, disclose or transfer such information to any third party, or license such third party to use, or provide it with any advice or recommendation with such confidential information. For the purpose of this section, “third party” shall any natural person, legal person or other organization other than the parties to this Agreement, but excluding the affiliated companies of the parties hereto.

14.2 The confidential information provided or disclosed by the Provider to the Recipient shall only by disclosed by the Recipient to its designated employees for the purpose of performing this Agreement, and such disclosure shall only be made within the scope necessary for performing this Agreement. However, before taking all reasonable precautions, the Recipient shall not disclose any confidential information to its employees. Such precautions include but are not limited to informing such employees of the confidential nature of information to be disclosed and asking such employees to make confidentiality commitments at least as strict as confidentiality obligations of this Agreement, which are made to prevent such employees from using confidential information for personal gain or making any unauthorized disclosure to any third party. The violation of confidentiality obligations by the Recipient’s employees shall be deemed as the breach of confidentiality obligations by the Recipient.

14.3 When the Recipient’s lawyers, accountants, contractors and consultants need to know Confidentiality Information to provide professional assistance, the Recipient may disclose such information to them. However, it shall request the above persons to sign confidentiality agreements or fulfill confidentiality obligations in accordance with relevant ethical standards.

14.4 If the relevant government departments or regulatory agencies require the Recipient to disclose any confidential information, it may make disclosure within the scope required by such government departments or agencies without any liability under this Agreement. But the premise is that, the Recipient shall immediately notify the Provider in writing of the information that is required to be disclosed, so that the Provider can take necessary protective measures. And such notice shall be made before the disclosure as far as possible, and the Recipient shall use reasonable commercial efforts to ensure that such disclosed information obtain the confidential treatment of relevant government authorities or agencies.

14.5 The confidentiality obligations specified in this article shall remain in effect permanently.

14.6 The confidentiality obligations specified in this article shall not apply to the information which:

(1) is or becomes part of the public domain when one party discloses or after its disclosure other than through the faults of the Recipient or its employees, lawyers, accountants, contractors, consultants or other persons;

(2) can be proved by documentary evidence that it is possessed by the Recipient at the time of disclosure, and it is not directly or indirectly derived from the Provider;

(3) can be proved by documentary evidence that it has been disclosed by any third party to the Recipient, and such third party does not bear any confidentiality obligations and is entitled to make the disclosure.

14.7 When this Agreement is released or terminated, the Recipient shall immediately halt using and shall not allow any third party to use the confidential information of the Provider. At the same time, the Recipient shall, in accordance with the written requirements of the Provider, return, delete or destroy the confidential information provided by the Provider, which shall not be retained in any form.

15.	Non-transferable

15.1 Unless provided in this Agreement or agreed in writing by the parties hereto, no person shall transfer, assign, mortgage or otherwise dispose of his/her rights under this Agreement in whole or in part (collectively referred to as “Transfer” together with this Article 15), nor shall grant, set or dispose of ant rights, benefits or obligations therein. Any transfer contrary to this Article 15 shall be invalid.

16.	Further Warranty

16.1 Each of the parties hereto shall sign (or be procured to sign) other documents required by laws, the performance or entry into force of this Agreement.

16.2 Each of the parties hereto shall cause its affiliates to fulfill all obligations clearly applying to such affiliates.

17.	Taxation and Expenses

17.1 Taking Article 17.2 as the premise, and unless otherwise specified by this Agreement (or any other transaction documents), each party shall be legally responsible for its costs, fees and other expenses generated by the transaction.

17.2 Each party shall, in accordance with laws, regulations and relevant national rules or decisions, assume and pay all taxes generated by this Agreement or any other transaction documents as well as all fees charged by government departments, regulatory bodies and stock exchanges.

17.3 For the purpose of this transaction, unless otherwise provided by laws and regulations and/or agreed by the parties hereto, all costs associated with the transfer of target assets shall be reasonably arranged by the parties through consultation.

18.	Notice

18.1 Any notice associated with this Agreement shall be written in Chinese, and delivered by personal delivery, fax, registered mail or express mail service by the courier companies recognized by the parties hereto. Such notices shall be deemed as effective at the time of receipt, and shall be considered as received when: (a) they are delivered to the recipients if delivered by personal delivery, registered mail or express mail service; or (b) the sender transmit and the status is displayed as “Delivered” if delivered by fax. In either case, if delivered outside of business hours, such notices shall be deemed to be received at the beginning of business hours of the next business day.

18.2 For the purposes of Article 18.1, addresses, fax numbers and other contact information of the parties hereto shall be found in Annex 6 of this Agreement.

19.	Conflicts with Other Agreements

19.1 In the event of any conflict between the terms of this Agreement and any other agreement (between the parties hereto, as well as between any member of the sellers and any member of the buyer), the terms of this Agreement shall prevail; in the event of any conflict between the Annexes hereto and the terms of main body, the latter shall prevail, unless (a) such other agreement expressly provides that it shall take precedence over this Agreement in relevant respects; and (b) the sellers and the buyer also are the signatories of such other agreement, or have otherwise agreed in writing that such other agreement shall take precedence over this Agreement in relevant respects.

19.2 This Agreement and its Annexes shall constitute the whole legal documents of this transaction, and supersedes all prior oral discussions and written agreements reached by the parties hereto, unless otherwise expressly provided by the transaction documents.

20.	Exemption, Rights and Remedies

20. Unless otherwise expressly provided in this Agreement, any party who does not exercise, fails or delays exercising any of its rights, power or remedies under this Agreement or any transaction document shall not be deemed to waiver such rights, power or remedies, without prejudice to its exercise of such rights, power or remedies at any subsequent time. Single or partial exercise of any such rights, power or remedies should not impede further exercise thereof.

21.	Text

21.1 Written in Chinese, this Agreement is executed in 45 counterparts, and each party holds one copy. The rest shall be submitted to government authorities for examination and/or record filing. The forgoing agreement texts shall have the same legal effect.

22.	Entry into Force and Amendment

22.1 This Agreement shall take effect upon the signing and official stamps affixed by the legal representatives of the parties or their authorized representatives. Any amendment to this Agreement (or any other transaction documents) must be in writing, and shall come into force upon the signing and official stamps affixed by the legal representatives of the parties or their authorized representatives.

23.	Invalidity

23.1 The terms of this Agreement and other transaction documents are severable. In case any such term is deemed as or becomes invalid or unenforceable in any aspect in accordance with laws of any jurisdiction, they shall be invalid in such aspect. And the parties shall use their reasonable efforts to replace such term with valid and enforceable substitution term that is as close as possible to the effect and predetermined effect in such aspect.

24.	Governing Law and Arbitration

24.1 This Agreement shall be governed by, and construed in accordance with the laws of the People’s Republic of China.

24.2 The parties shall endeavor to resolve, through friendly consultation, any dispute, controversy or claim arising from or in connection with the interpretation or performance of this Agreement (“Dispute”). They may seek the opinions of regulatory agencies during the process of consultation. In case no resolution can be reached within 60 days after one party raises such matter to the other party, the parties may submit such matter to arbitration.

24.3 The dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) to be settled in accordance with its rules in effect at the time of arbitration. The dispute shall be decided by three arbitrators. Each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators. But if the other two arbitrators cannot decide on the selection of the third arbitrator, then the appointment shall be made by CIETAC.

24.4 The arbitration proceedings shall be presided over by CIETAC and shall be conducted in Chinese, unless otherwise agreed by the parties. Such arbitration proceedings shall be conducted in Beijing.

24.5 The arbitral awards made in accordance with the aforesaid arbitral proceedings shall be final and binding upon the parties, which shall be enforceable according to its terms.

24.6 The arbitration fee shall be paid by the losing party. And the parties agree that, if one party considers it necessary to enforce the arbitral award through any type of legal procedure, then the party which the legal procedure is against shall pay all reasonable costs, expenses and attorneys’ fees.

24.7 During the dispute resolution, the parties hereto shall continue to perform this Agreement in all other respects.

25.	Miscellaneous

25.1 Viability of Representations, Warranties and Claims

Any representation, warranty and commitment made by the sellers under this Agreement, subject to the content of such representation, warranty and commitment, shall remain valid upon the signing of this Agreement and after the completion of this transaction.

25.2 If the target assets bear the sellers’ trade trademarks and logos, the buyer’s use of such target assets after accepting them shall not be deemed as infringement of the sellers’ relevant intellectual property rights or goodwill. And the buyer shall be entitled to remove such trademarks and logos after notifying the sellers.

25.3 Force Majeure

In case any force majeure event occurs, the parties’ obligations under this Agreement may be suspended during the period of delay caused by such force majeure event, and automatically extend for a period equal to the duration of the suspension. The party affected by such force majeure event shall notify the other parties in writing as soon as possible, and provide a valid proof of the force majeure event and its time of occurrence within 15 days. The party affected by force majeure shall take all reasonable measures to mitigate the consequences of force majeure as soon as possible. In case of force majeure, the parties hereto shall conduct consultations immediately to find an equitable solution, and make every effort to mitigate the consequences of force majeure.

25.4 Relevance

(1) Seller A2 to A32 are the subsidiaries of Seller A1, which shall exercise and perform Seller A’s rights and obligations under this Agreement on behalf of the entirety of Seller A.

(2) Seller B2 is the subsidiary of Seller B1, which shall exercise and perform Seller B’s rights and obligations under this Agreement on behalf of the entirety of Seller B.

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China Mobile Communications Corporation

(seal)

Legal representative or authorized representative:

_______________________________________________

China United Network Communications Corporation Limited

(seal)

Legal representative or authorized representative:

_______________________________________________

China Telecom Corporation Limited

(seal)

Legal representative or authorized representative:

_______________________________________________

China Reform Holdings Corporation Limited

(seal)

Legal representative or authorized representative:

_______________________________________________

China Tower Corporation Limited

(seal)

Legal representative or authorized representative:

_______________________________________________

Annex 1: Signatories

The contracting parties of the Agreement on Purchasing Tower-related Assets by Issuance of Shares and Payment of Cash are as follows:

Seller A:

Seller A1: China Mobile Communication Company Limited (China Mobile, Seller A1), a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 29 Jinrongdajie, Xicheng District, Beijing; legal representative: Shang Bing;

Seller A2: China Mobile Group Jiangsu Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 59 Huju Road, Nanjing City, Jiangsu Province; legal representative: Wang Jian.

Seller A3: China Mobile Group Shandong Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 20569 Jingshi Road, Jinan City; legal representative: Yan Yongqing.

Seller A4: China Mobile Group Guangdong Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at Guangdong GoTone Building, No. 11 Zhujiang West Road, Zhujiang New Town, Tianhe District, Guangzhou City; legal representative: Zhong Tianhua.

Seller A5: China Mobile Group Henan Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 48 Jingsan Road, Zhengzhou City; legal representative: Wei Ming.

Seller A6: China Mobile Group Zhejiang Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 19 Jiefang East Road, Hangzhou City; legal representative: Zheng Jie.

Seller A7: China Mobile Group Anhui Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 609 Huangshan Road, Hefei City, Anhui Province; legal representative: Yang Jianyu.

Seller A8: China Mobile Group Hebei Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 136 Dongfeng Road, Shijiazhuang City, Hebei Province; legal representative: Li Liangui.

Seller A9: China Mobile Group Hunan Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 446 3rd Section of Furongzhong Road, Tianxin District, Changsha City; legal representative: Zhou Chengyang.

Seller A10: China Mobile Group Hubei Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 66 Changqingsan Road, Jianghan District, Wuhan City; legal representative: Guo Yonghong.

Seller A11: China Mobile Group Sichuan Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 10 Gaopeng Avenue, Gaoxin District, Chengdu City; legal representative: Jian Qin.

Seller A12: China Mobile Group Liaoning Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 6 Xinlong Street, Hunnanxin District, Shenyang City; legal representative: Chen Li.

Seller A13: China Mobile Group Yunnan Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at China Mobile Building (Intersection of Guangfu Road and Yongguang Road), Middle Section of Guangfu Road, Kunming City, Yunnan Province; legal representative: Ma Kui.

Seller A14: China Mobile Group Jiangxi Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 58 Zi’an Road, Xihu District, Nanchang City, Jiangxi Province; legal representative: Li Feng.

Seller A15: China Mobile Group Shaanxi Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 29 Jinyeyi Road, High-tech Industrial Development Zone, Xi’an City; legal representative: Zhao Dachun.

Seller A16: China Mobile Group Shanxi Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at Block A of China Mobile Building, Wuluo Street, Economic & Technological Development Zone, Taiyuan City; legal representative: Miao Jianzhong.

Seller A17: China Mobile Group Heilongjiang Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 168 Xinwan Road, Songbei District, Harbin City, Heilongjiang Province; legal representative: Zhang Hongsen.

Seller A18: China Mobile Group Inner Mongolia Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 2 Xinhua East Street, Saihan District, Hohhot City, Inner Mongolia Autonomous Region; legal representative: Hong Xiaoqin.

Seller A19: China Mobile Group Guangxi Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 117 Minzu Avenue, Qingxiu District, Nanning City, Guangxi Province; legal representative: Gu Xiong.

Seller A20: China Mobile Group Gansu Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 666 Beibinhe West Road, Anning District, Lanzhou City, Gansu Province; legal representative: Lu Zhihong.

Seller A21: China Mobile Group Fujian Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 140 Hudong Road, Fuzhou City, Fujian Province; legal representative is: Huang Liwei.

Seller A22: China Mobile Group Xinjiang Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 118, Nanhu North Road, Shuimogou District, Urumqi City, Xinjiang; legal representative: Liu Jian.

Seller A23: China Mobile Group Jilin Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 2899 Jiefang Avenue, Changchun City; legal representative: Tian Limin.

Seller A24: China Mobile Group Guizhou Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 19 Beijing Road, Guiyang City, Guizhou Province; legal representative: Mi Dawei.

Seller A25: China Mobile Group Shanghai Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 200 Changshou Road, Putuo District, Shanghai City; legal representative: Xu Da.

Seller A26: China Mobile Group Hainan Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 88 Jinlong Road, Jinmao District, Haikou City, Hainan Province; legal representative: Lu Bing.

Seller A27: China Mobile Group Ningxia Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 217 Xinchang East Road, Jinfeng District, Yinchuan City, Ningxia Hui Autonomous Region; legal representative: Peng Xiaochuan.

Seller A28: China Mobile Group Chongqing Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 2 3rd Xingguang Road, Yubei District, Chongqing City; legal representative: Qin Dabin.

Seller A29: China Mobile Group Tibet Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 84 Jinzhuzhong Road, Lhasa City; legal representative: Zhuo Feng.

Seller A30: China Mobile Group Qinghai Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 48 Kunlun East Road, Xining City, Qinghai Province; legal representative: Xia Bing.

Seller A31: China Mobile Group Tianjin Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 64 Zone M, Tianjin Port Free Trade Zone, Tianjin City; legal representative: Yan Jiang.

Seller A32: China Mobile Group Beijing Company Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 7 Dongzhimen South Avenue, Dongcheng District, Beijing; legal representative: Zhou Yi.

Seller A1 to A32 shall be collectively referred to as Seller A.

Seller B:

China United Network Communications Corporation Limited (China Unicom, Seller B1), a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 21 Jinrong Avenue, Xicheng District, Beijing; legal representative: Wang Xiaochu.

Unicom New Horizon Telecommunications Company Limited (New Horizon, Seller B2), a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at Room 610, 3rd Office Building, No. 18, Jianguomennei Avenue, Dongcheng District, Beijing; legal representative: Shen Hongbo.

Seller B1 and B2 shall be collectively referred to as Seller B.

Seller C:

China Telecom Corporation Limited (China Telecom, Seller C), a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at No. 31 Jinrong Avenue, Xicheng District, Beijing.

Seller A, B and C shall be collectively referred to as the “Seller”.

China Reform Corporation: China Reform Holdings Corporation Limited, a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at 6F, Boxing Building, No.9 Fuxing Road, Haidian District, Beijing; legal representative: Liu Dongsheng.

Buyer/Issuer: China Tower Corporation Limited, a company limited by shares incorporated under the laws of the People’s Republic of China with its registered address at 19F, No. 73 Fucheng Road, Haidian District, Beijing, China; legal representative: Liu Aili.

Annex 2: Definitions and Interpretation

1. Definitions.

In this Agreement, the following terms shall have the following meaning:

Confidential Information	Refers to	as for the buyer’s obligations, it shall refer to any information related to the sellers and the target assets that is received or owned by China Tower (or any of its representatives); as for the sellers’ obligations, it shall refer to any information related to China Tower that is received or owned by the sellers (or any of its representatives), or any information related to the target assets that is received or owned by the sellers (or any of its representatives) before and after the delivery; or any information related to the terms of this Agreement and other transaction documents and relevant negotiations.

This Agreement	Refers to	this Agreement on Purchase of Tower-related Assets by Issuance of Shares and Payment of Cash.

Force Majeure	Refers to	unforeseeable, unavoidable and insurmountable objective circumstances, including the occurrence of natural disasters such as earthquake, typhoon, floods, storm (subject to the information released by the local government, weather service or other functional departments), fire, war, any governmental act as well as changes and enactment of any law, which directly affect the performance of this Agreement or cause the affected party to be unable to perform this Agreement according to the agreed conditions.

Representatives	Refers to	as for one party and/or its affiliates, it shall refer to the directors, senior officers, employees, agents, advisors, accountants and consultants of such party and/or its affiliates.

Third-party	Refers to	other organization or individual other than the buyer and the sellers in this Agreement.

Third-party Rights	Refers to	any rights (including any purchasing right, option, right of preemption or conversion right) or any mortgage, charge, pledge, lien, transfer, security interests or any other security agreement or arrangement of any body, or any agreement that sets forth any of the above rights.

Third-party Claims	Refers to	have the meaning ascribed to it by Section 12.1 hereof.

Telecom Group	Refers to	China Telecom Corporation Limited.

Telecom Enterprises, Operators	Refers to	basic telecom service operators, including China Telecom Corporation Limited, China United Network Communications Corporation Limited, China Mobile Communication Company Limited and their parent companies, subsidiaries and other affiliated companies. For the purpose of this Agreement, the term shall only refer to telecom enterprises holding stock tower-related assets.

Power Equipment & Environment Variables Monitoring System	Refers to	the electronic system conducting centralized monitoring of power equipment and environment variables in the plant room.

Liabilities	Refers to	all liabilities, responsibilities and liabilities of various natures, regardless of whether they arise from contract, law or other causes; or whether they are present or future, actual, or some, determined or yet-to-be-determined; or whether they are owed or incurred by individually or jointly by one party as the party concerned or guarantor.

Working Day	Refers to	any day except Saturdays, Sundays and other national holidays announced by the Chinese government.

Shares Consideration	Refers to	has the meaning ascribed to it by Section 2.5 hereof.

Affiliates	Refers to	as for any party, it means the then subsidiary, parent company and any subsidiary of its any parent company.

Transition Period	Refers to	the transition period defined by Annex 7 hereto. Unless otherwise noted, the transition period contained in this Agreement shall mean the transition period of this transaction provided by Annex 7 hereto.

Mixed Plant Room	Refers to	plant room consisting mainly of mobile network and fixed-line devices.

Base Station	Refers to	a radio receiver/transmitter that transmits or receives information to/from mobile terminals via the mobile communication hub in a certain area with wireless coverage, which generally consists of transmission system, power system, power equipment & environment variables monitoring system; antenna and feeding system, BTS master device and other auxiliary equipment.

Reference Date	Refers to	the appraisal reference date set forth in the appraisal report: October 31, 2014 and March 31, 2015.

Surviving Terms	Refers to	Article 13 (Announcement), Article 14 (Confidentiality), Article 15 (Non-transferrable), Article 17 (Taxation and Expenses), Article 18 (Notice), Article 19 (Conflicts with Other Agreements), Article 20 (Exemption, Rights and Remedies), Article 22 (Entry into Force and Amendment), Article 23 (Invalidity) and Article 24 (Governing Law and Arbitration) of this Agreement and Annex 2 (Definitions and Interpretation) hereto.

Delivery	Refers to	the delivery of target assets that shall be completed in accordance with Article 5 hereto.

Delivery Date	Refers to	has the meaning ascribed to it by Section 4.1 hereof.

Handover	Refers to	the handover of target assets, related information and contracts conducted by the buyer and the sellers in accordance with Annex 7 hereto.

Handover Plan	Refers to	the specific deployment and arrangements listed in Annex 7 hereto that are made by the buyer and the sellers for the handover of target assets.

Handover Date	Refers to	has the meaning ascribed to it by Section 4.3(2) hereof.

Completion of Handover	Refers to	the handover of target assets, related information, contracts and maintenance work is completed in accordance with Annex 7 hereto.

Transaction Consideration	Refers to	has the meaning ascribed to it by Section 2.2 hereof.

Transaction Documents	Refers to	this Agreement, the Handover Plan, the List of Target Assets, the Appraisal Report (including the Breakdown of Appraised Assets), the Delivery Confirmation, the Share Subscription Agreement and other related documents.

Recipient	Refers to	has the meaning ascribed to it by Section 14.1 hereof.

Joint Work Organization	Refers to	has the meaning ascribed to it by Article 7 hereof.

China Unicom Group	Refers to	China United Network Communications Corporation Limited.

Buyer, China Tower, Tower Company	Refers to	China Tower Corporation Limited.

Sellers	Refers to	the sellers listed in Annex 1 of this Agreement.

CIETAC	Refers to	has the meaning ascribed to it by Section 24.3 hereof.

Parent Company	Refers to	any company that owns the majority of voting rights of the other company; or is the shareholder of the other company and owns the right to appoint or remove the majority of directors of the other company’s board; or is the shareholder of the other company and control the majority of its voting rights in accordance with agreements with other shareholders, regardless of whether such ownership is direct or indirect through one or multiple companies.

Target Assets	Refers to	has the meaning ascribed to it by Section 1.1 hereof.

List of Target Assets	Refers to	in accordance with Section 1.2 of this Agreement, the buyer and the sellers shall determine the List of Target Assets by way of stocktaking. The List shall serve as an attachment of the “Delivery Confirmation”, including the target assets of final handover, liabilities (if any), contract, maintenance work and other items.

Asset Inventory Surplus	Refers to	the newly-added assets that are found by the buyer and the sellers by way of on-site stocktaking and have not been stated on the sellers’ accounts.

Dispatching	Refers to	the process of dispatching work orders by the system to the responsible persons, which is driven by warning, planned or temporary transactions.

Dispatching System	Refers to	the electronic system dispatching work orders to relevant responsible persons.

Appraisal Report	Refers to	“Appraisal Report of Tower-related Assets of Provincial Branches involved in China Telecom Corporation Limited’s Intended Subscription for China Tower Corporation Limited’s Shares” (Company Reference No.: (2015) 1286-2), “Appraisal Report of Tower-related Assets of Provincial Branches and Unicom New Horizon Telecommunications Company Limited involved in China United Network Communications Corporation Limited’s Intended Subscription for China Tower Corporation Limited’s Shares and Transfer of Its Assets” (Company Reference No.: (2015) 1286-4) and “Appraisal Report of Tower-related Assets of 31 Provincial Branches involved in China Mobile Communications Corporation’s Intended Subscription for China Tower Corporation Limited’s Shares and Transfer of Its Assets” (Company Reference No.: (2015) 1286-6) issued by China Enterprise Appraisals Co., Ltd.

Appraised Assets	Refers to	the stock tower-related assets owned by the sellers as of the appraisal reference date that are stated in the appraisal report.

Encumbrances	Refers to	any rights (including any right acquired, subscription right, right of preemption or conversion right) or any mortgage, charge, pledge, lien, transfer, mortgage credit, security interests, retention of title or any other security agreement or arrangement of any body, or any agreement that sets forth any of the above rights.

Renminbi	Refers to	the legal currency of the People’s Republic of China.

Day	Refers to	unless otherwise specified, it refers to calendar days, but in either case, if the last day of the expiry of the period agreed by this Agreement is holiday, then the first day after such holiday shall be the expiry date. Unless otherwise noted, “prior to a certain date” shall include the date, while “after a certain date” shall not include the date.

On-site Assignment	Refers to	maintenance agent or maintenance personnel go to the designated site to complete the tasks according to the work order or requirements of the party having the ownership of the assets.

Taxes	Refers to	include (a) taxes imposed on total or net revenues, profits and earnings; (b) all other taxes, levies, duties, import duties, charges and withholding taxes of any nature, including any consumption tax, property tax, VAT, sales tax, transfer tax, franchise tax, payroll tax and any national insurance or social security contributions, as well as any payment that may be payable or become payable by the person concerned to any person who pays any outstanding tax on his/her behalf, in conjunction with all fines, fees and interest imposed on any of such taxes or any late or incorrect tax return form, regardless of whether such taxes, levies, taxation, charges, withholding taxes, penalties and interest are directly or initially levied on such person concerned or any other person, or directly or initially attributed to such person concerned or any other person; and regardless of whether any relevant payment can be recovered from any other person.

Tower Assets	Refers to	devices used for erecting antenna and other communication equipment, including ground tower, floor tower, heighten frame, holding pole and other facilities (including beautification Antenna, tower facilities in integrated base station and super base station).

Provider	Refers to	has the meaning ascribed to it by Section 14.1 hereof.

China Reform Corporation	Refers to	China Reform Holdings Corporation Limited.

Contracts that have not been transferred	Refers to	has the meaning ascribed to it by Section 4.5(3) hereof.

Prerequisites	Refers to	the prerequisites contained in Section 3.1 hereof, and one prerequisite shall refer to any of these conditions.

Cash Consideration	Refers to	has the meaning ascribed to it by Section 2.5 hereof.

Newly-added Target Assets	Refers to	has the meaning ascribed to it by Section 2.2(3) hereof.

China Mobile Group	Refers to	China Mobile Communications Corporation

Contracts that shall be transferred	Refers to	has the meaning ascribed to it by Section 4.5(3) hereof.

Transfer to Fixed Assets	Refers to	The completed CIP will be transferred to fixed assets on the sellers’ accounts after final acceptance and being put into operation.

Station Site	Refers to	short for station site equipment, including towers, plant room (including power equipment & environment variables monitoring) devices of unit base station

Disputes	Refers to	has the meaning ascribed to it by Section 24.2 hereof.

Support System	Refers to	related system composed of network management monitoring system and dispatching system

Intellectual Property Rights	Refers to	Patents, trademarks, service marks, company logos, trade names, domain names, design rights, copyrights (including but not limited to copyrights of computer software) and database rights, semiconductor line rights, utility models, exterior design rights, invention rights, know-how and other intellectual property rights (whether registered) as well as all the rights or form of protection having the same or similar utility anywhere in the world, and the term “registration” shall include “registration” and “application for registration”.

“PRC” or “China”	Refers to	the People’s Republic of China (for the purpose of this Agreement only, which excludes Hong Kong, the Macau Special Administration Region and Taiwan)

China Telecom	Refers to	China Telecom Corporation Limited

China Unicom	Refers to	China United Network Communications Corporation Limited

China Mobile	Refers to	China Mobile Communications Corporation

Material Adverse Change	Refers to	any event that individually causes loss of RMB 30 million yuan to the target assets and related businesses, or collectively causes loss of RMB 100 million yuan and above to the target assets and related businesses.

Major Defects	Refers to	defects that affect the buyer’s continued legitimate ownership of target assets or rights of continuous use of related assets

Subsidiary	Refers to	the other company is any company of its parent company.

Delivery Confirmation	Refers to	the Delivery Confirmations at levels of city, province and headquarters that are agreed upon by the parties pursuant to Section 4.4 hereof and Article 6 of Annex 7.

“Comprehensive Services Agreement”	Refers to	the Comprehensive Services Agreement signed by the buyer and the sellers.

2. Interpretation.

In this Agreement, unless the context otherwise requires:

(1) the reference to “person” shall include any person, firm, group, company (regardless of whether it is a legal entity), government, state or state agencies, any joint venture, association, partnership, work council or employee representative body (regardless of whether it has independent legal status);

(2) in this agreement, the “Buyer and Sellers”, “Both Parties” shall mean the buyer and the sellers, and the “Parties” shall mean each of the sellers, China Reform Corporation and the buyer;

(3) the reference to “Terms” shall mean the terms of this Agreement;

(4) the headings are for convenience only, which shall not affect the interpretation of this Agreement;

(5) the singular terms shall refer to plural and vice versa; the reference of one part of speech shall refer to all parts of speech;

(6) in order to refer to the amount of payments in RMB, the amounts in other currencies shall be considered as being converted into RMB at the exchange rates of relevant dates;

(7) any phrase led by terms such as “include(s)”, “including” and “in particular” and any other similar words shall be interpreted as explanatory, which shall not restrict the meaning of words before such phrases;

(8) as for laws and regulations, including laws, administrative regulations, administrative rules, local laws and regulations, except as otherwise expressly provided in this Agreement, any explicit reference to any law or regulation (including any law or regulation in any jurisdiction) shall include: (a) such law and regulation that has been revised, consolidated or re-enacted by or pursuant to any other law and regulation before or after the signing date of this Agreement; (b) re-enacted such law and regulation (whether revised or not); and (c) any supporting regulations (including the provisions) developed pursuant to the revised, consolidated or re-enacted law and regulation (before or after the signing date of this Agreement) as described above in paragraph (a) or (b), unless any matter referred to in paragraph (a) to (c) occurs after the signing date of this Agreement, which has increased or changed the buyer or the sellers’ obligations under this Agreement.

3. Annexes. Annexes shall constitute an integral part of this Agreement.

4. Inconsistency. In case any inconsistency exists between the definitions contained in Annex 2 and the definitions set forth in any term or any other annex, then for the purpose of interpreting such term or annex, the latter shall prevail.

Annex 3: Target Assets

Pursuant to Article 1 of this Agreement, the target assets shall be the stock tower-related assets owned by the sellers on the delivery date, and the buyer and the sellers agree to inject/transfer such assets to the buyer.

1.	Scope of Target Assets

1.1	Towers

1.1.1	The sellers’ devices used for erecting antenna and other communications equipment, including ground tower, floor tower, heighten frame, holding pole and other facilities (including beautification Antenna, tower facilities in integrated base station and super base station);

1.1.2	The towers leased to any third party by the sellers (excluding towers leased or co-constructed and shared by other telecom enterprises): such lease agreement explicitly states that the ownership of tower-related assets belongs to the sellers and the sellers have acquired such ownership.

1.2	Plant Room

1.2.1	The relatively independent base station plant rooms (excluding the sellers’ own telecom bureaus/offices, comprehensive office buildings and separate plant room in their own business outlets), plant rooms in integrated base stations and super base stations supporting the towers contained in Section 1.1;

1.2.2	The following plant rooms shall not belong to the scope of target assets: (1) one small plant room located in the sellers’ own telecom bureaus/offices (separate plant rooms in the sellers’ own telecom bureaus/offices, comprehensive office buildings and business outlets) that supports the towers contained in Section 1.1; (2) mixed plant rooms (plant rooms mainly composed of mobile network equipment or fixed-line equipment) supporting the towers contained in Section 1.1;

1.2.3	For the towers-supporting mixed plant rooms that have not been included into the scope of contribution, in principle, a work area of about 20 square meters shall be set aside for free use by the buyer in 3 years (from the next day of Delivery Date). The Sellers shall charge the buyer for a certain amount of rental in accordance with market principles after 3 years.

1.2.4	The sellers’ leased plant rooms in line with Section 1.2.1 shall be changed to the buyer’s leased plant rooms.

1.2.5	The sellers’ leased plant rooms in line with Section 1.2.2 shall be disposed of in accordance with Section 1.2.3, and shall not be changed to the buyer’s leased plant rooms.

1.2.6	The ownership of the seller’s own premises described in Section 1.2.1 shall be transferred to the buyer; the plant rooms operated by the sellers by way of rental that are described in Section 1.2.4, as well as the rights and obligations that become effective from the Delivery Date under related lease contracts shall be transferred to the buyer.

1.2.7	Both parties agree that, the proportion of the plant rooms described in Section 1.2.1 in the total number of the sellers’ tower-supporting plant rooms shall reach 70% and above, and such proportion shall be controlled at the headquarters level.

1.3	Ancillary Equipment

1.3.1	Power equipment, air-conditioning facilities, lightning protection facilities and security devices (including security monitoring and fire-fighting equipment) in the plant rooms agreed in Sections 1.2.1 and 1.2.4, as well as plant room-related external circuit introduction and power & environment monitoring front-end acquisition equipment;

1.3.2	Transmission and platforms related to power and environment monitoring do not belong to the scope of target assets.

1.4	Intangible Assets

1.4.1	The land use rights owned by the sellers for the lands occupied by assets stated in Sections 1.1 and 1.2.1;

1.4.2	The sellers’ leased land in line with Section 1.4.1 shall be changed to the buyer’s leased land;

1.4.3	The information owned by the sellers that is associated with the target assets described in Article 1 of this Agreement;

1.4.4	The premises (including floors) occupied by the target assets described in Sections 1.1 and 1.2 shall be disposed of according to Section 1.4.

1.5	Construction-in-Progress and Construction Materials

1.5.1	Construction-in-progress related to the target assets described in Sections 1.1 and 1.2.1;

1.5.2	Construction materials related to CIPs described in Section 1.5.1.

1.6	Accounts Payable

1.6.1	Rentals payable of premises and sites related to the target assets described in Sections 1.2.4 and 1.4.2 that are attributable to the period after the Delivery Date, which are disclosed in the Appraisal Report and confirmed by both parties;

1.6.2	Costs and expenses-type accounts payable that are attributable to the period after the Delivery Date and related to the target assets;

1.6.3	Accounts payable related to fixed assets and construction-in-progress do not belong to the scope of target assets.

1.7	Long-term Deferred Expenses

1.7.1	Long-term deferred expenses related to the target assets described in Sections 1.2.4, 1.3.1 and 1.4.2, including premises of 1 year and above, venue rental, external circuit introduction costs, costs of decoration and reconstruction, etc.

1.8	Current Assets

1.8.1	Other receivables related to the target assets described in Sections 1.1, 1.2, 1.3 and 1.4, including deposit of electricity bill receivable, guarantee/deposit of venue and premise rental, deposit of property management fee, etc.;

1.8.2	Inventory related to the target assets described in Sections 1.1, 1.2, 1.3 and 1.4, including dedicated instruments, maintenance tools, energy conservation equipment, consumables, etc.;

1.8.3	Deferred expenses related to the target assets described in Sections 1.2.4 and 1.4.2, including premises of 1 year, venue rental, etc.

2.	Methods of Confirming Target Assets

2.1	The list of target assets may be adjusted upon the consent of both parties. Both parties shall determine the list of target assets of final delivery by signing the Delivery Confirmation.

2.2	The assets and resources of other third parties that are in the possession of the sellers shall not belong to the scope of asset transfer of this transaction. However, to the applicable extent, if the sellers enjoy contract rights and interests, then in accordance with the principles determined through consultation, the rights and obligations under such contract shall be transferred to the buyer in accordance with Annex 6.

3.	About Liabilities

Except Section 1.6, for avoidance of doubt, any liability or payment obligation (regardless of whether the actual payment is required to be made before or after the Delivery Date) generated by the target assets before the Delivery Date (including the day) other than those listed in the Appraisal Report and confirmed by both parties in the Delivery Confirmation shall be borne by the sellers, and the buyer shall not bear any preceding liability or payment obligation related to the target assets. Unless otherwise agreed by both parties, any liability or payment obligation generated by the target assets from the day after the Delivery Date shall be borne by the buyer.

Annex 4: Breakdown of Appraised Value of Sellers’ Target Assets

Unit: RMB 10,000 yuan

No.	Sellers	Appraised Value 1	Appraised Value 2	Total
		(Reference Date: Oct. 31, 2014)	(Reference Date: Mar. 31, 2015)
A1	China Mobile Communication Company Limited	—	—	—
A2	China Mobile Group Jiangsu Company Limited	618,201.23	560,404.83	1,178,606.06
A3	China Mobile Group Shandong Company Limited	749,585.23	162,409.97	911,995.19
A4	China Mobile Group Guangdong Company Limited	497,832.80	309,469.27	807,302.07
A5	China Mobile Group Henan Company Limited	622,437.68	120,466.96	742,904.64
A6	China Mobile Group Zhejiang Company Limited	443,707.79	159,495.27	603,203.06
A7	China Mobile Group Anhui Company Limited	414,845.97	186,792.93	601,638.89
A8	China Mobile Group Hebei Company Limited	495,225.28	59,064.25	554,289.53
A9	China Mobile Group Hunan Company Limited	398,885.30	114,751.66	513,636.96
A10	China Mobile Group Hubei Company Limited	315,545.29	149,161.51	464,706.80
A11	China Mobile Group Sichuan Company Limited	289,940.25	136,376.80	426,317.05
A12	China Mobile Group Liaoning Company Limited	297,719.89	116,226.59	413,946.48
A13	China Mobile Group Yunnan Company Limited	244,194.53	162,018.87	406,213.40
A14	China Mobile Group Jiangxi Company Limited	346,233.33	47,601.39	393,834.73
A15	China Mobile Group Shaanxi Company Limited	281,490.59	86,170.50	367,661.09
A16	China Mobile Group Shanxi Company Limited	262,545.13	58,375.12	320,920.25
A17	China Mobile Group Heilongjiang Company Limited	248,879.12	54,636.18	303,515.30
A18	China Mobile Group Inner Mongolia Company Limited	252,616.84	47,541.64	300,158.48

A19	China Mobile Group Guangxi Company Limited	238,868.98	52,682.01	291,550.99
A20	China Mobile Group Gansu Company Limited	221,394.34	49,099.27	270,493.61
A21	China Mobile Group Fujian Company Limited	165,760.45	83,057.18	248,817.63
A22	China Mobile Group Xinjiang Company Limited	157,911.11	64,314.89	222,226.00
A23	China Mobile Group Jilin Company Limited	158,168.31	37,009.95	195,178.27
A24	China Mobile Group Guizhou Company Limited	137,900.28	49,806.87	187,707.15
A25	China Mobile Group Shanghai Company Limited	138,991.05	42,031.70	181,022.76
A26	China Mobile Group Hainan Company Limited	86,001.53	37,827.88	123,829.42
A27	China Mobile Group Ningxia Company Limited	73,218.83	50,480.21	123,699.05
A28	China Mobile Group Chongqing Company Limited	89,687.50	32,873.62	122,561.12
A29	China Mobile Group Tibet Company Limited	72,645.15	19,409.44	92,054.59
A30	China Mobile Group Qinghai Company Limited	73,670.32	17,612.70	91,283.03
A31	China Mobile Group Tianjin Company Limited	68,924.13	19,309.03	88,233.17
A32	China Mobile Group Beijing Company Limited	66,431.38	20,689.52	87,120.91
B1	China United Network Communications Corporation Limited	4,979,850.39	1,329,365.58	6,309,215.97
B2	Unicom New Horizon Telecommunications Company Limited	8,796.28	461.86	9,258.14
C	China Telecom Corporation Limited	2,263,860.89	1,170,317.42	3,434,178.31

Annex 5: Template for Shares Subscription Agreement Shares

Subscription Agreement

(This Agreement is signed by the following parties on [    ]/[    ]/2015 in Beijing)

Issuer: China Tower Corporation Limited (“China Tower”)

Subscriber: [            ]

In view of that the issuer and the subscriber have signed the Agreement on Purchase of Stock Tower-related Assets by Issuance of Shares and Payment of Cash on October 14, 2015. Based on the preceding agreement and the specific circumstances of delivery of tower-related assets, the issuer has determined to issue a total of [                ] shares with the price at RMB 1 yuan/share, and the subscriber shall be entitled to subscribe for [                ] shares.

1. Subscription Price

RMB 1 yuan/share.

2. Subscription Amount and Quantity

The subscriber has confirmed to pay RMB [    ]*10000 yuan to subscriber for [                ] shares.

3. Subscription Method

The subscriber has agreed to subscribe for the shares issued with a combination of assets of RMB [    ]*10000 yuan and cash of RMB [    ]*10000 yuan.

4. Payment Method

The subscriber shall complete the payment of contribution assets within [    ] days.

5. Shareholders’ Rights and Obligations

The Subscriber shall enjoy shareholder rights and bear the obligations of shareholders from the effective date of this Agreement.

6. Entry into Force

This Agreement shall enter into force upon signature and stamp being affixed by both parties.

(Reminder of this page intentionally left blank)

(In witness whereof, both parties have signed this Shares Subscription Agreement on the date first above written.)

Issuer: China Tower Corporation Limited (Seal)

Legal Representative:

Subscriber: [            ]

Legal Representative:

Annex 6: Bank Accounts and Contact Info of The Parties

1. Pursuant to Section 2.7 of this Agreement, the bank account information of parties hereto is as follows:

(1) Bank Account Info of Seller A

Account Name: China Mobile Communication Company Limited

Opening Bank: Beijing Chang’an Branch of Industrial and Commercial Bank of China Limited

Account No.: 0200003309221088855

(2) Bank Account Info of Seller B

Account Name: China United Network Communications Corporation Limited

Opening Bank: Chang’an Branch of Industrial and Commercial Bank of China

Account No.: 0200003309221111116

(3) Bank Account Info of Seller C

Account Name: China Telecom Corporation Limited

Opening Bank: Beijing Chang’an Branch of Industrial and Commercial Bank of China

Account No.: 0200003309221003474

(4) Bank Account Info of China Reform Corporation

Account Name: China Reform Holdings Corporation Limited

Opening Bank: Beijing Yonganli Branch of China Construction Bank

Account No.: 11001069700059666888

(5) Account Information of Buyer/Issuer

Account Name: China Tower Corporation Limited

Opening Bank: Beijing Anhui Branch of China Construction Bank

Account No.: 11001018500059588888

2. Pursuant to Section 18.2 of this Agreement, the contact information of parties hereto is as follows:

(1) Seller A: China Mobile Communication Company Limited

Address: No. 29 Jinrong Avenue, Xicheng District, Beijing

Fax: 010-66006424

Addressee: Han Fei

(2) Seller B: China United Network Communications Corporation Limited

Address: No. 21 Jinrong Avenue, Xicheng District, Beijing

Fax: 010-66259614

Addressee: Bi Ye

(3) Seller C: China Telecom Corporation Limited

Address: No. 31 Jinrong Avenue, Xicheng District, Beijing

Fax: 010-58501824

Addressee: Tan Zuduo

(4) China Reform Corporation: China Reform Holdings Corporation Limited

Address: 6F, Boxing Building, No.9 Fuxing Road, Haidian District, Beijing

Fax: 010-88656676

Addressee: Wang Zhixue

(5) Buyer: China Tower Corporation Limited

Address: 19F, No. 73 Fucheng Road, Haidian District, Beijing

Addressee: Wang Tianpeng

Annex 7: Handover Plan

Pursuant to this Agreement, the sellers and the buyer (including their respective branches and subsidiaries at provincial and municipal levels, and the same as below) shall complete the handover in accordance with the handover plan contained in this annex. In addition, for the purpose of successful handover, both parties agree to, in accordance with relevant arrangements of this transaction, further elaborate the handover plan and complete the handover with unified deployment and close collaboration:

1.	Objectives

1.1	to ensure authentic information, clear property rights and complete handover of target assets;

1.2 to ensure smooth transition of maintenance services, quick acceptance of maintenance work, and standardized and orderly transition process.

2.	Principles of Handover Work

2.1 unified physical and maintenance handovers: both physical and maintenance handovers shall become effective upon the on-site signature by both parties; the maintenance of related assets shall be transferred to the buyers; and the information and contracts of related assets shall also be transferred to the buyer in conjunction with the assets;

2.2 to complete the handover site by site and check physical items against the list: both parties shall compare and verify the on-site physical items against the “List of On-site Handover of Stock Tower-related Physical Items” (refer to Appendix 1 of this Annex for the template), accurately record change information, asset status information such as overage, shortage and damage of physical items of the handover as well as contents of business handover;

2.3 smooth transfer and guaranteed operations: by fully relying on the sellers’ existing resources, the handover work shall ensure stable operation quality after site handover, successful transfer of maintenance work and business, smooth operations in the transition period and stable network quality;

2.4 both parties shall, based on the principle of good faith and fairness, properly handle the disputes and differences arising out of handover work, and complete the handover of target assets through cooperation.

3.	Organizational Arrangements for Handover

According to the needs of handover work, both parties shall establish joint work organizations at headquarters, provincial and municipal levels to be responsible for the handover of target assets within their respective territories.

4.	Preparations for Handover

4.1 After the signing of this Agreement, for the purpose of the handover of target assets, both parties agree to complete the following preparation-related work.

4.1.1 The specific preparations for asset handover shall include:

(1) both parties shall jointly organize training programs on the handover;

(2) both parties shall jointly provide the required equipment for the handover, including tools and apparatus, vehicles, handover forms, labels, etc.;

(3) both parties shall import the breakdown of appraised assets into the asset stocktaking system to generate a preliminary list of target assets, and formulate the “List of On-site Handover of Stock Tower-related Physical Items” as the data basis for on-site handover;

(4) both parties shall determine the specific arrangements of handover work by mutual consultation, including but not limited to time schedule, roadmap, organization & implementation and other arrangements;

(5) the sellers shall provide its breakdown of newly-added target assets as of the Delivery Date in the form of “Breakdown of Stocktaking and Appraisal of Tower-related Assets” in the second asset stocktaking.

4.1.2 Preparations for Maintenance Handover

(1) provincial and municipal companies of both companies shall make adequate communication to complete preparations such as building alignment mechanism, developing handover plan, determining maintenance units, preparing support system and conducting pilots in existing networks, and reach consensus on handover time of maintenance work, maintenance interface, maintenance handover organization, continuation of maintenance teams, maintenance plan for monitoring and dispatching;

(2) regarding maintenance interface, both parties agree to the related maintenance division of labor interface contained in the “Comprehensive Services Agreement”;

(3) regarding maintenance quality, relevant requirements of the “Comprehensive Services Agreement” shall be executed, which, in principle, shall not be lower than the sellers’ existing maintenance level;

(4) both parties agree that, before completing reconstruction and construction of power and environment monitoring system of stock sites, the buyer shall conduct monitoring and dispatching by relying on the sellers’ network management system or power and environment monitoring system or dispatching system; and provincial companies of both parties shall determine specific maintenance programs through consultation;

(5) the sellers shall provide the buyer with power and environment monitoring data in a certain period before the Delivery Date, and the specific period shall be determined by provincial companies of both parties through consultation;

(6) provincial companies of both parties shall jointly the list of site names for site names and serial numbers in the stage of asset stocktaking, the sellers’ network management system or power and environment monitoring system;

(7) regarding emergency communication support, the provincial companies of both parties shall jointly determine division of responsibilities, scope of assurance, assurance standards, contingency plans and liaison system through consultation;

(8) provincial companies of both parties shall determine related matters such as on-site collaboration, troubleshooting (including power generation), information push, emergency support and retaining sites;

(9) provincial and municipal branches of both parties shall jointly determine the specific arrangements of handover of property management, water and electricity supply through consultation;

(10) in order to maintain the stability of maintenance teams as far as possible, the sellers shall provide the buyer with maintenance mode list of stock sites, information of co-location agreements, co-location agreements and records of co-location appraisal for nearly a year; the buyer shall consult with the former maintenance organization about co-location matters to ensure the smooth transition of maintenance work.

4.1.3 Preparations of Support Systems

(1) Network management system or power and environment monitoring system

For stock sites without power & environment monitoring system or needing alteration, both parties shall conduct communication and consultation on construction and alteration arrangements, and the sellers shall provide the buyer with necessary assistance. Before the buyer completes alteration and construction of power & environment monitoring system of stock sites, it shall conduct monitoring and dispatching by relying on the sellers’ network management system or power & environment monitoring or dispatching system, and the sellers shall provide it with necessary assistance. On the premise of ensuring normal implementation of maintenance work and system security, the sellers shall open use rights of relevant network management system or power & environment monitoring or dispatching system, and the buyer may use such systems according to the sellers’ authorization.

4.1.4 Preparations for Information Handover

(1) both parties shall jointly determine the specific arrangements for handover of information and contracts through consultation;

(2) the sellers shall make an itemized list of information in accordance with Article 9 of this Annex (refer to Appendix 2 hereto for the template) and prepare relevant information.

5. Implementation of Handover

5.1 For the purpose of the handover, both parties agree to:

5.1.1 Centralized Handover of Information

(1) both parties shall complete centralized handover of relevant information in accordance with the agreed plan and the requirements of Article 9 of this Annex;

(2) both parties shall sort out key materials (contracts of electric supply, property lease and co-location) according to sites;

(3) both parties shall faithfully record the information that the sellers fail to provide in the “List of Information Handover for Stock Towers” (refer to Appendix 3 of this Annex for the template);

(4) both parties agree to prioritize the handover and collation of key materials, and the handover of other information can be completed in subsequent handover.

5.1.2 On-site Handover

(1) For the sites corresponding to plant rooms included into the scope of target assets, the on-site handover shall be completed by following the following procedure:

confirm the existence of assets, verify and confirm the physical information of asset handover, and supplement and record asset inventory surplus in accordance with the “List of On-site Handover of Stock Tower-related Physical Items”; assets with inventory surplus need to be photographed; record types and integrity of door locks and electricity meter readings, hand over access cards and keys; both parties shall affix their signatures on the site to confirm that all entries of the “List of On-site Handover of Stock Tower-related Physical Items” are correct; the List is done in duplicate, each party holding one copy; the maintenance work for target assets located in such site shall be assumed by the buyer.

(2) For the sites corresponding to plant rooms that are not included into the scope of target assets, the on-site handover shall be completed by following the following procedure:

confirm the existence of tower-related assets, verify and confirm the physical information of tower-related assets and supplement and record asset inventory surplus and affix resources labels; assets with inventory surplus need to be photographed; record the location and size of defined area in plant room, and record whether such area is equipped with antenna feeder, cable and ingress and egress routes, and whether is convenient for pass-through of personnel and equipment; both parties shall affix their signatures on the site to confirm that all entries of the “List of On-site Handover of Stock Tower-related Physical Items” are correct; the List is done in duplicate, each party holding one copy; the maintenance work for target assets located in such site shall be assumed by the buyer.

(3) Both parties shall, in accordance with the “List of On-site Handover of Stock Tower-related Physical Items” confirmed by their signatures, import the results of on-site handover into the asset stocktaking system, and aggregate inventory overage and shortage, differences of information and views.

5.1.3 Other

(1) Both parties shall jointly complete related transfer of water and electricity use rights, transfer and registration of property management relations through collaboration;

(2) Both parties shall jointly apply for registration of change of ownership for the assets which need such procedure to be validly transferred, except those recognized by both parties as without such need or cannot apply;

(3) The consent/confirmation of third party shall be obtained or the contract name shall be transferred for the matters requiring such consent or confirmation, except the contracts that have not been transferred and held by the sellers on behalf of the third party. Where actual contractual relations exist between the sellers and any third party without signing any written contract, the sellers shall provide the buyer with information of such third party, and assist it in directly signing agreements with such third party. The specific implementation shall be in accordance with Article 10 of this Annex;

(4) The sellers shall hand over the control and use rights of access system to the buyer;

(5) Both parties agree to complete the handover of core items within the period agreed in Section 4.4 of this Agreement, including physic assets, maintenance work, electricity supply and property management relations, key materials (contracts of electric supply, property lease and co-location) and the confirmation of accounts payable. The deadlines of subsequent handover matters, such as registration of asset transfer, transfer of contract names and handover of other information, shall be otherwise agreed by both parties in the Delivery Confirmation.

5.1.4 The above arrangements shall not impede any other arrangements of the target assets made by both parties through consultation.

6. Confirmation of Handover

6.1 Both parties shall confirm the list of target assets of final handover by signing the Delivery Confirmation. The parts of unfinished handover (assets, businesses, contracts) shall be specified in the list as the basis for subsequent handover, and both parties shall continue to complete handover of such parts in accordance with this Agreement or the provisions of “Delivery Confirmation”.

6.2 Both parties shall, according to the levels of assets management, arrange branches at provincial and municipal levels to confirm the handover, sign the Delivery Confirmation and report the results to the headquarters level by level. The branch at the next higher level shall ensure that the Delivery Confirmation submitted by the branch at the next lower level is complete.

7. Subsequent Handovers

7.1 Both parties shall indicate the target assets, contracts, businesses that they need to continue to hand over in the Delivery Confirmation, which shall be handed over in accordance with this Annex.

7.2 Both parties agree that:

(1) they shall continue to apply for contract changes or obtain the consents of third parties according to the scope, program, method and schedule commonly recognized by them;

(2) they shall apply for transfer and registration of land use rights and property rights as well as registration formalities of related ownership according to the scope, program, method and schedule commonly recognized by them;

(3) unless otherwise specified, the sellers shall bear and be responsible for the settlement of the assets-related costs before the Delivery Date, including but not limited to rent and maintenance fees. In case the outstanding costs before the Delivery Date is actually borne by the buyer, the sellers shall truly settle such costs and pay related fees.

8. Handover Methods and Standards for Target Assets

8.1 Fixed Assets

8.1.1 Towers

Base on the List of On-site Handover of Stock Tower-related Physical Items, the sellers shall hand over towers to the buyer, and the handover shall be deemed as completed after the buyer takes stock and sign the Delivery Confirmation (unless otherwise specified, it shall refer to the Delivery Confirmation at headquarters level, the same below).

8.1.2 Plant Rooms

(1) premises for which any party can apply for housing ownership right certificates: the sellers and the buyer shall confirm the list of target assets of final handover by signing the Delivery Confirmation; both parties shall jointly apply for change of housing ownership right certificate at relevant housing authorities, and the handover shall be deemed as completed when the transfer procedures of housing ownership right certificate is completed; after such change, the handover of such housing ownership right certificate shall be deemed as completed after the buyer becomes the owner.

(2) plant rooms that any party cannot apply for the housing ownership right certificate or both parties confirmed no need for applying for such certificate: the sellers shall hand over such plant rooms to the buyer, and the handover shall be deemed as completed when the buyer takes stock and signs the Delivery Confirmation.

(3) plant rooms leased by the sellers: both parties shall complete the handover of contract in accordance with Article 10 of this Annex, and the handover of such plant rooms shall be deemed as completed when the Delivery Confirmation is signed.

(4) processing fees for transfer and registration of property rights shall be borne by the buyer.

(5) for the mixed plant rooms that have not been included into the scope of contribution, in principle, a work area of about 20 square meters shall be set aside for free use by the buyer in 3 years. The Sellers shall charge the buyer for a certain amount of rental in accordance with market principles after 3 years.

8.2 Ancillary Equipment

Base on the List of On-site Handover of Stock Tower-related Physical Items, the sellers shall hand over such equipment to the buyer, and the handover shall be deemed as completed after the buyer takes stock and sign the Delivery Confirmation.

8.3 Land Use Rights

(1) where the land use rights can be applies for, both parties shall confirm the list of target assets of final handover by signing the Delivery Confirmation; the handover shall be deemed as completed when the transfer procedures of land use right certificate is completed and the certificate is handed over to the buyer.

(2) for the land use rights that the sellers have disclosed the existence of defects or the sellers cannot apply for relevant ownership certificate or transfer procedures, both parties agree to hand over such rights as is, and the handover shall be deemed as completed when the Delivery Confirmation is signed.

(3) land that any party temporarily cannot apply for land use right certificate or is applying for such certificate: the buyer shall subsequently apply for and improve legal relations and formalities of such land and bear related costs generated after the Delivery Date; the sellers shall give the buyer necessary assistance, including but not limited to providing necessary information for applying for related certificates.

(4) lands/venues leased by the sellers: both parties shall complete the handover of contract in accordance with Article 10 of this Annex, and the handover of such lands/venues shall be deemed as completed when the Delivery Confirmation is signed.

(5) processing fees for transfer and registration of land use rights shall be borne by the buyer.

8.4 Construction-in-progress and Construction Materials

(1) On the premise of guaranteeing project quality, the sellers shall do their utmost to complete final accounts of projects under construction and transfer them into fixed assets ( “transfer to fixed assets”) prior to the Delivery Date, and hand them over to the buyer in the form of assets.

(2) For projects that truly cannot be transferred to fixed assets on schedule due to specific causes, both parties shall confirm book values of such projects on the Delivery Date, and hand them over in the form of CIPs. The handover shall be deemed as completed after both parties confirm the list of target assets of final handover by signing the Delivery Confirmation.

(3) At the buyer’s specific request, for buildings under construction, the subjects of Construction Land Use Permit, Land Planning Permit, Project Planning Permit, Project Construction Permit and other relevant materials originally applied by the sellers to local governments shall be changed from the sellers to the buyer. The two parties shall jointly go through relevant procedures by collaboration if required. Relevant change procedure fees shall be borne by the buyer.

8.5 Long-term Deferred Expenses

(1) The handover shall be deemed as completed when contract change procedure and other procedures with the third party of the contracts are completed with on-site stock-taking and signature confirmation, and the change of electricity user registered at the power supplier is completed (if necessary).

(2) Other long-term deferred expenses (such as plant room renovation expenses, site and house lease etc.) shall be based on the List of On-site Handover of Stock Tower-related Physical Items, and the account entry basis shall be provided by the sellers. The handover shall be deemed as completed after the contract change procedures with the third party are completed.

8.6 Current Assets

(1) Other Receivables

The handover shall be deemed as completed when contract change with the third party is completed or the sellers as creditors inform the debtors of the transfer of creditors’ rights.

(2) Stock

In accordance with the List of On-site Handover of Stock Tower-related Physical Items, transfer is made by the sellers to the buyer in kind. The handover shall be deemed as completed after both parties confirm the target assets list for final handover by taking stock and signing the Delivery Confirmation.

(3) Deferred Expenses

Relevant site and house rental agreement shall be handled in accordance with the delivery methods in Article 10 of this Annex. The balances of deferred expenses and corresponding deadlines and ownership shall be determined by both parties, and sellers shall provide account entry bases. The handover shall be deemed as completed upon the signing of Delivery Confirmation by both parties.

8.7 Liabilities

Regarding liabilities transferred to the buyer, the handover shall be deemed as completed after both parties’ complete contracts changes with the third party and/or the sellers as debtors inform the creditors of the transfer of debts with the consent of creditors, and both parties confirm the target assets list for final handover by signing the Delivery Confirmation.

8.8 Other

(1) Unless otherwise provided herein, pursuant to the scope of target assets provided in Annex 3, for assets and relevant materials and agreements that are owned by the sellers but not included in the List of On-site Handover of Stock Tower-related Physical Items or within the scope of appraised assets, if confirmed by both parties as within the scope of target assets of this transaction, such assets shall be handed over by the sellers to the buyers in accordance with this Annex. The handover shall be deemed as completed when both parties confirm the target assets list for final handover by signing the Delivery Confirmation.

(2) Pursuant to the scope of target assets provided in Annex 3, for assets that are included in the List of On-site Handover of Stock Tower-related Physical Items or within the scope of appraised assets but confirmed by both parties as not within the scope of target assets of this transaction, no delivery shall be made upon agreement by both parties.

(3) The sellers shall be responsible for removing other limitation of rights (if any).

9. Handover Methods and Standards for Materials

9.1 The sellers shall make reasonable efforts to provide following materials within the material scope of this transaction that are owned by them:

(1) Tower-related materials: project archives (including: designs, design approvals, contracts, construction drawings, final acceptance documents and final accounts report), planning permission, construction permits and other project-related documents; purchase agreement for directly purchasing tower (if any) and photocopies of purchase invoices; operation instructions, warranty cards and repair records and other relevant materials; environment protection acceptance materials; for leased towers, in addition to aforementioned materials, a letter of approval from the third party in support of transferring the ownership to the buyer or an agreement regarding the ownership of tower-related assets and other arrangements signed by both parties with the third party and rental payment vouchers are required.

(2) House assets related materials: for out-purchased houses, original copies of house purchase contracts and photocopies of house ownership certificate and invoices are required; for self-built houses, photocopies of house ownership certificate, Land Planning Permit, Project Planning Permit, Project Construction Permit, completion acceptance documents and relevant project documents (original, including designs, design approvals, contracts, construction drawings, final acceptance documents, final accounts report and other relevant materials); house ownership transfer registration materials are required; for materials required for leased houses, please refer to Item (6) of this Annex.

(3) Materials related to electricity, accumulators, air conditioning equipment, fire fighting equipment and security equipment: purchase contracts (if any), photocopies of purchase invoices, operation instructions, warranty cards & repair records, and other relevant materials.

(4) Land use right related materials: original copies of State Land Use Certificate, original copies of land sale/transfer contract, original copies or photocopies of relevant government approvals, land asset change records and corresponding proofs; original copies of collective construction land use right certificate, original copies of land circulation contract, original copies or photocopies of related government approvals, as well as land assets change records and corresponding proofs; land use right transfer registration materials; for materials required for leased sites, please refer to Item (6) of this Annex.

(5) Construction-in-progress related materials: statements of outstanding amount of project payments as of Delivery Date corresponding to project image progress, breakdown of project expenses, project management materials (provided in line with practical situation of a specific project, including feasibility study materials, feasibility approvals, designs, design approvals, contracts, consignment sheets, image progress reports, preliminary testing documents, trial operation reports etc.); relevant financial data (such as photocopies of invoices, preliminary accounts data etc.); other related materials shall be obtained through friendly consultation between two parties, including but not limited to environment assessment report issued by government departments, resource use approvals, assets receipt sheets, supervision reports, integration reports, inspection records of concealed works, equipment operation instruction, installation manuals, project acceptance specification etc.

(6) Long-term deferred expenses related materials: for house land asset related long-term deferred expenses, the following documents are required: house lease contracts, original copies of land lease contracts/ land occupation compensation contracts, photocopies of rental/ compensation invoices and receipts, photocopies of land ownership certificates/land use right certificates, property ownership certificates, confirmation letter stating that the property owner agrees to sublease or authorizes the lessor to lease the property or other documentary proofs that guarantee buyer’s rights (applicable if the lessor is not the property owner), the lessor’s original delivery list and video, leased items handover list etc.

(7) Other receivables-related materials: relevant contracts, original agreements, original copies of corresponding invoices, receipts and their attachments, change records from appraisal base date to Delivery Date and corresponding proofs.

(8) Stock related materials: stock related purchase contract, photocopies of purchase invoices, and stock out-put & in-put of warehouse records from Delivery Date to actual receipt date confirmed by both parties.

(9) Deferred expenses related materials: original copies of relevant contracts and agreements, photocopies of corresponding invoices and receipts, and change records from appraisal base date to Delivery Date and corresponding proofs. For materials required for deferred expenses related to house and land assets, please refer to Item (6) of this Annex.

(10) Liabilities-related materials: original copies of relevant contracts and agreements, photocopies of corresponding invoices, receipts and deposit certificates, and change records from appraisal base date to Delivery Date and corresponding proofs.

(11) Contract-related materials: original copies of contracts and agreements that are not included in the above categories but related to target assets (such as electricity fee contracts, house lease contracts and site lease contracts).

(12) Maintenance-related materials: technical specifications, mobile base station commission maintenance lists, mobile comprehensive commission maintenance lists, commission maintenance technology answering letters, commission maintenance management system, base station blackout emergency management methods, safety in production administrative measures & agreements, letters of commitment regarding integrity, evaluation system documents, base station maintenance service examination methods, base station maintenance service examination methods/commission maintenance methods, technical files, technical materials, asset lists, standby material plans within one year prior to the Delivery Date, commission maintenance unit examination records within one year, asset maintenance materials and resource occupation account, maintenance inspection records, equipment maintenance contracts, maintenance contact person accounts, maintenance records, inspection and check records, renovation and transformation project materials, proprietor maintenance accounts, rentals, electricity fee payment accounts etc.

(13) Above materials involving contracts and agreements shall include the original copies of all their attachments, supplemental agreements and memorandums, letters of authorizations, payment/charge vouchers, letters of approval from the other party of the contract obtained for this transaction, statements of contract implementation, and other documents and materials regarding the signing, implementation, termination and interpretation of the contracts.

9.2 The sellers shall provide a document list for the buyer, and hand over above materials as their original forms and /or photocopies (including paper and electronic texts and other forms). The original copies of land use certificate and housing ownership certificate shall be provided. Both parties shall check and confirm the correspondence between the materials provided and station sites. The handover shall be deemed as completed upon the signing of the Delivery Confirmation by the two parties.

10. Handover Methods and Standards for Asset-Related Contract Relations

10.1 Summary

(1) Unless otherwise agreed, in principle, the names of the sellers’ contracts with external parties that are related to the target assets shall be transferred to the buyer (“contracts that shall be transferred”), including but not limited to property lease contracts, land lease contracts, site lease contract, land occupation compensation agreements, commission maintenance agreements, maintenance and protection agreements, external cable entrance contracts, electricity supply contracts, quality guarantee contracts, as well as de facto contracts based on which two parties perform their rights and obligations despite the fact that the sellers do not sign them.

(2) For contracts that shall be transferred, their rights and obligations shall be divided as follows: original sellers’ rights and obligations before the Delivery Date ( including this day) shall be enjoyed and assumed by the sellers; the original sellers’ rights and obligations after the Delivery Date under such contracts shall all be enjoyed and assumed by the buyer.

(3) The contracts that have been officially transferred to the buyer by the sellers without agreement of other signatories before the Delivery Date due to problems concerning time and quantity shall be deemed as “contracts that have not been transferred”.

10.2 Handover of contracts that shall be transferred

(1) For contracts that shall be transferred, following procedures shall be implemented:

i. Both parties shall make efforts to make other signatories of the contracts agree the buyer to replace the sellers to become a party of such contracts from the Delivery Date. Such replacement shall be completed by the signing of modification agreements among other signatories, the sellers and the buyer, or issuance of letter of approval by the other signatories to the sellers and buyer.

ii. For expired contracts, or contracts that are not expired but will terminate prior to the Delivery Date, the sellers agree to take necessary actions to extend the term of such contracts to the Delivery Date or any other reasonable dates after the Delivery Dates provided that the extension is feasible, reasonable and necessary. For contracts whose term is extended to the Delivery Date, the sellers shall offer information related to the other party of the contracts to the buyer so as to assist the buyer to develop relevant agreements; for contracts whose term is extended to a reasonable date after the delivery date, the handover shall be completed at the earliest time possible in line with provisions regarding contracts that shall be transferred in this Annex. Costs incurred by extension after the Delivery Date shall be borne by the buyer.

(2) Contracts that have not been transferred could temporarily be owned by the sellers on behalf of the buyer. Special arrangements between the two parties are as follows:

i. Unless otherwise provided in this Agreement, the rights, obligations, profits or losses owned by the sellers since the Delivery Date under the “contracts that have not been transferred” shall belong to the buyer. Any profits collected or owned by the sellers from contracts that have not been transferred shall belong to the buyer.

ii. The sellers shall execute and perform rights and obligations under contracts that have not been transferred in accordance with the buyer’s demands after the Delivery Date. Unless otherwise required by the buyer, the sellers shall not modify any terms of contracts that have not been transferred nor terminate any such contracts.

iii. If the buyer’s rights under contracts that have not been transferred shall be executed by the sellers in the name of the buyer (including filing legal proceedings or arbitration, or taking other necessary actions), the sellers shall assist the buyer to execute such rights in the sellers’ names.

iv. Both parties shall make their best reasonable efforts to complete the transfer procedure and/or obtain the letter of approval from the other parties of contracts that have not been transferred within the period agreed by the two parties otherwise.

v. All actual costs incurred by the Sellers’ performance of obligations under Item (i) (ii) (iii) (iv) hereof shall be chargeable to the buyer.

10.3 Special Agreement Regarding Lease Contract

(1) For contracts that will expire within one year after the Delivery Date, they could be temporarily owned by the sellers on behalf of the buyer. The buyer will sign contracts with the third parties directly prior to the expiration of agreements.

(2) If both parties agree not to transfer a contract, or a contract could not be transferred due to disagreement of the third party or any other reasons, or the third party remarkably raises the price causing substantial increase of rental costs, both parties shall agree that the contract shall be temporarily owned by the sellers on behalf of the buyer. The buyer will sign contracts with the third parties directly prior to the expiration of agreements.

(3) The sellers shall inform the lessor and make reasonable efforts to arrange the lessor to participate in the handover of leased properties.

10.4 Other

For the avoidance of doubt, arrangements mentioned above shall be without prejudice to other arrangements regarding the handover of target assets related contractual relationship made by both parties through negotiation.

11. Special Agreement Regarding Handover of Sellers’ Assets

11.1 Use right of Intellectual Property

The handover of use right of Intellectual Property attached to the target assets (if any) shall be implemented pursuant to the methods and procedures provided in relevant contracts above.

11.2 Sellers’ Affiliated Companies and Third Party Assistance

If the contracts related to target assets involve the sellers and their affiliated companies and third parties, the sellers shall arrange involved subjects or their representatives to go through handover procedures uniformly.

12. Special Agreement Regarding Transition Period after Handover

12.1 Transition Period

Transition period of a single station site refers to the period from Handover Date to Delivery Date, or Delivery Date to Handover Date; the transition period of the transaction hereof refers to the period from Delivery Date to the date when the establishment and reform of the dynamic environment monitoring system of the stock towers carried out by the buyer is completed. The buyer plans to complete the establishment and reform of the dynamic environment monitoring system before June 30, 2016.

12.2 Special Agreement during Transition Period

In order to guarantee the smooth transition and operation of target assets, the normal operation of business relying on the target assets and service quality, and to avoid major negative impacts on the current production and business order of both parties, the two parties agree to perform their own duties and obligations during the transition period as follows:

(1) Prior to the completion of the buyer’s reform and establish dynamic environment monitoring system for existing station sites, the buyer shall utilize the sellers’ existing monitoring and maintenance methods to carry out maintenance work. The sellers agree that the buyer could use relevant network management system or dynamic environment monitoring system and worksheet processing system with the sellers’ authorization, and the sellers shall provide relevant support.

(2) Provincial branches of both parties shall implement daily maintenance work accordance with the maintenance handover plan agreed by both parties. The buyer shall make positive responses to the maintenance requirements made by the sellers. During maintenance the sellers shall provide assistance and support for the buyer to guarantee smooth transition.

Annex 7 Appendix 1 List of On-site Handover of Stock Tower-related Physical Items

List of On-site Handover of Stock Tower-related Physical Items

Operator physical station site No.				Tower company physical station site No.		Operator		Location
Breakdown of appraised assets	Serial No.	Asset name	Operator asset No./ tag number	Tower company asset No.	Unit of measurement	Quantity	Specification & model	Manufacturer	Use status	Exist or not	Note
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
Breakdown of newly-added target assets	Serial No.	Asset name	Operator asset No./ tag number	Tower company asset No./ Temporary No.	Unit of measurement	Quantity	Specification & model	Manufacturer	Use status	Exist or not	Note
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
On-site maintenance record	Ammeter No.:
Closing ammeter readings:
	Key to the plant room:			☐ Key card ☐ General key ☐ Dedicated key ☐ Property management key
	Hand over keys or not			☐ Yes ☐ No
	Defined area satisfies the needs or not			☐ Yes ☐ No
	Electricity supply mode			☐ Transferring supply ☐ Direct supply ☐ Self-built transformer
Property management contact person & telephone:
Electricity supply contact person & telephone:
Dispute record

Operator:

Tower company:

Commission maintenance company:

Handover date:

Annex 7 Appendix 2 Contract List Template

Serial No.	Operator contract subject	Contract No.	Contract Name	The other subject	Start date	Termination date	Contract status	Handling progress (to be completed by joint work organization)	Held by the other company on behalf of the subject or not (to be completed by joint work organization)
1
2
3

Annex 7 Appendix 3 List of Information Handover for Stock Towers

List of Information Handover for Stock Towers

Operator:		Filled in by:		Date of filling in:
Tower Company:		Recipient:		Date of receipt:
Serial No.	Material type	Material name	No.	Storage type	Note
1
2
3
4
5
6
7
8
9
10

Appendix 3-2 Breakdown of A single Station List of Information Handover for Stock Towers-Breakdown of A single Station

Physical station site No.	Property Ownership Certificate (Original)	Land Certificate (Original)	Tower Lease Contract	Property Lease Contract	Land Lease Contract	Property Purchase Contract (Original)	Land Purchase Contract (Original)	Co-building & Sharing Agreement and Settlement List	Commission Maintenance Agreement	Energy (Electricity fee) Agreement	Design documents relevant to the towers and base station plant room and completion files	Tower/Switching Power Supply/ Accumulator/ Air Conditioning Equipment Purchase Agreement after January 1, 2014	Other

Note: Unless otherwise specified, documents could be provided in the forms of original copies, photocopies and scanning copies.

Annex 8: Sellers’ Representations and Warranties

As of the Signing Date and Delivery Date of this Agreement, in addition to what has been disclosed in writing in transaction documents (including the breakdown of appraised assets disclosed by the sellers) or as otherwise agreed by both parties, in all material respects, the sellers make the following representations and warranties to the buyer:

1.	Information

1.1	All target assets-related information that is provided to the buyer or its representatives and consultants is authentic, accurate and complete in all material respects, which has no false representation, major omission or misleading statement in material respects.

2.	Target Assets

2.1	Ownership

(1)	regarding the target assets whose ownership is transferred by the sellers to the buyer, in addition to those disclosed in the list of target assets or other transaction documents, it shall include the completed ownership and/or right of disposal legally owned by the sellers (or their subsidiaries) for such target assets;

(2)	regarding the target assets bought by the buyer pursuant to this Agreement, except as otherwise agreed in this Agreement, the buyer shall be entitled to all relevant rights that shall be legally enjoyed by the owner and user of such target assets according the original property status, and transfer and dispose of such rights in accordance with the law, and shall not be restricted by any seizure, mortgage, burden, other third-party right and security right.

2.2	Setup, existence and actual use of target assets

(1)	the sellers’ operation and management of target assets conform to established practices;

(2)	comply with national laws and policies, national and industry standards, which can function normally and don’t have critical flaws.

2.3	Changes to target assets

(1)	comply with relevant national laws and regulations and internal management requirements of the sellers, and will not materially and adversely affect handover and operations of target assets;

(2)	the sellers shall conduct assets management and construction in its usual manner, and promptly inform the buyer of material changes involving the target assets.

3.	Intellectual Property Rights

In addition to the restrictions of intellectual property rights agreements signed by the sellers, all necessary intellectual property licenses shall be obtained for the operations of target assets to enable the buyer to continue to use such licenses within the period in the same way before the signing date of this Agreement.

4.	Assets-related Contracts

4.1	Contractual relations and operational arrangements included into target assets:

(1)	all conform to the general business principles, which are concluded based on fair and reasonable commercial terms in the normal course of operations;

(2)	shall be handled in accordance with the principles and approaches set forth in this Agreement, and there is no substantial obstacles.

5.	Compliance with Taxation and Other Laws

5.1	the sellers shall comply with the requirements of taxation and other laws, and shall bear all the taxes and other legal liability arising from it and the target assets prior to the Delivery Date (including the day);

5.2	the taxes and other legal liability generated prior to the Delivery Date that continue thereafter shall be borne by the sellers.

6.	Litigations and Investigations

6.1	Litigations

(1)	to the best knowledge of the sellers, except the sellers’ recovery of debts arising from the ordinary course of business, there is no important litigation, arbitration or administrative procedure, government or official investigation involving target assets which is ongoing, threatened to be conducted or pending;

(2)	to the best knowledge of the sellers, there is no situation that may result in the above procedures, investigations or reviews.

6.2 the sellers shall continue to be responsible for any significant litigation, arbitration, administrative investigation and other dispute related to target assets that is brought about on the Delivery Date or before such date, and bear the corresponding responsibilities.